EXHIBIT 99.04

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the "Agreement"), dated as of July 23, 2002, is by and between Larry McCreary, M.D. (the "Purchaser") and HyperBaric Systems, a California corporation (the "Seller"), with respect to the following:

WHEREAS, the Seller desires to offer and sell an aggregate of Two Million (2,000,000) shares of the common stock of HyperBaric Systems ("HYRB") at a price of Twenty-Five Cents ($.25) per share, for an aggregate purchase price of Five Hundred Thousand Dollars ($500,000) (the "Shares") in accordance with the terms and conditions set forth herein, and

WHEREAS, the Purchaser desires to buy the Shares from the Seller in accordance with the terms and conditions set forth herein.

THEREFORE, the Purchaser and the Seller agree as follows:

1. SALE OF SHARES. Purchaser hereby agrees to purchase the Shares for an aggregate purchase price of Five Hundred Thousand Dollars ($500,000) (the "Purchase Price").

2. PAYMENT OF PURCHASE PRICE; DELIVERY OF SHARES. Commencing on August 1, 2002, Seller shall send to Buyer on the first (1st) and fifteenth (15th) days of each month, via certified check or wire transfer, the sum of Fifty Thousand Dollars ($50,000) (each such payment an "Installment") in consideration of the issuance and sale of Two Hundred Thousand (200,000) of the Shares (each "Installment Shares"). Upon receipt by Seller of each Installment, Seller shall immediately cause its transfer agent to send to the Purchaser, via Federal Express or some other overnight courier, a certificate for the Installment
Shares.   The final Installment shall be due on December 15, 2002, and the final
Installment Shares shall be issued, on December 31, 2002.

3.      REPRESENTATIONS AND WARRANTIES OF SELLER.   Seller represents and
warrants to the Purchaser as follows:

a. Ownership and Authority to and Sell. Seller represents and warrants to the Purchaser that the Shares will be fully paid and non-assessable and upon payment of the Purchase Price will be free and clear of all liens and encumbrances and that the sale of the Shares as set forth in this Agreement does not breach or cause a default upon any contract or agreement to which the Seller is a party.

b. Registration Statement. The Shares were registered on a Form SB-2 Registration Statement that was declared effective on February 7, 2002. Seller agrees, at its sole cost and expense, to have any opinion letters required by this transaction delivered to Purchaser. The Registration Statement is currently effective and the Seller has no knowledge, information or belief that the effectiveness of the Registration Statement will be suspended or revoked.

c. Authorization to Convey the Shares. Seller, through its President and CEO, has full power and authority to sell, convey and transfer the Shares to Purchaser and otherwise consummate the transactions contemplated by this Agreement and receive payment for the Shares as contemplated by this Agreement. Purchaser shall acquire good and marketable title to such Shares, free and clear of all liens. No authorization, approval or consent of any third party is required for the lawful execution, delivery and performance of this Agreement by Seller. Seller shall also send Purchaser a copy of the board resolution authorizing and approving the sale of the Shares to Purchaser.

d. Noncontravention. This Agreement constitutes a valid and legally binding obligation of Seller, enforceable against it in accordance with its terms. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby in the manner herein provided, will constitute a violation of or default under, or conflict with, any judgment, decree, statute or regulation or any governmental authority applicable to Seller or any contract, commitment, agreement or restriction of any kind to which Seller is a party or by which its assets are bound. The execution and delivery of this Agreement does not, and the consummation of the transactions described herein will not, violate applicable law, or any mortgage, lien, agreement, indenture, lease or understanding (whether oral or written) of any kind outstanding relative to Seller.

e. Governmental Authorizations. Seller is not required to obtain authorization, approval, consent, or order of, or make a registration or filing, with, any court or other governmental body in connection with the execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby.

f. No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated hereby, will not result in the breach of any term or provision of, constitute an event of default under, or require the consent or approval of any third-party pursuant to, any material contract, agreement, or instrument to which Seller is a party.

g. No Misrepresentations. None of the information contained in the representations and warranties of Seller set forth in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein not misleading.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER - The Purchaser represents and warrants as follows:

        a.      Non-Affiliation with Seller.    The Purchaser is not
                now and has not been for at least ninety (90) days from the date of this Agreement, an Affiliate of the Seller, as that term is defined in Rule 405 of the Securities Act of 1933, as amended.

        b.      Execution, Delivery, Authorization, Approval and
                Performance of Agreement. The execution, delivery and performance by Purchaser of this Agreement have been duly authorized by the Purchaser and do not and will not conflict with or constitute a default, breach or violation under any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser or to which its properties are subject. This agreement, when executed and delivered by Purchaser, will constitute the legal, valid and binding obligation of Purchaser enforceable against the Purchaser in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally.

        c. Reliance on Form 10-KSB and 10-QSBs. Purchaser has received copies of the Seller's Annual Report on Form 10-KSB for the year ended December 31, 2001 and Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2002 and June 30, 2002. Seller shall make available for inspection and review by the Purchaser all financial and other records, all filings with the SEC, and all other corporate documents and properties of the Seller as may be reasonably necessary for the sole purpose of enabling Purchaser to conduct initial and ongoing due diligence with respect to the Seller and the accuracy of the Registration Statement. Seller shall not disclose nonpublic information to the Purchaser or to its advisors or representatives unless prior to disclosure of such information the Seller identifies such information as being nonpublic information and provides the Purchaser and such advisors and representatives with the opportunity to accept or refuse to accept such nonpublic information for review.

5. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The above Representations and Warranties shall survive the sale of the Shares and may be relied upon by Seller and Purchaser so long as the relying party does not have actual knowledge of the invalidity or inaccuracy of said representations and warranties.

6.      INDEMNIFICATION.

a. Indemnification by Seller. Seller hereby agrees to indemnify and hold harmless Purchaser and all of its shareholders, officers, directors, employees and direct or indirect investors and any of the foregoing person's agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against and in respect of:

                (i) Any and all damage or deficiency, including reasonable attorneys fees and costs, resulting from any misrepresentation, breach of any representation or warranty or non-fulfillment of any agreement on the part of Seller under this Agreement or any instrument or document delivered to Purchaser in connection therewith; and

                (ii) Any and all actions, suits, claims, proceedings, demands, assessments, judgments, costs and reasonable legal and other expenses incidental to any of the foregoing.

To the extent that the foregoing undertaking by the Seller may be unenforceable for any reason, the Seller shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities set forth above which is permissible under applicable law. The indemnity provisions contained herein shall be in addition to any cause of action or similar rights the Purchaser may have, and any liabilities to which the Purchaser may be subject.

b. Indemnification by Purchaser. Purchaser hereby agrees to indemnify and hold harmless Seller from and against and in respect of:

(i) Any and all damage or deficiency, including reasonable attorneys fees and costs, resulting from any misrepresentation, breach of any representation or warranty or non-fulfillment of any agreement on the part of Purchaser under this Agreement or any instrument or document delivered to Purchaser in connection therewith; and

(ii) Any and all actions, suits, claims, proceedings, demands, assessments, judgments, costs and reasonable legal and other expenses incidental to any of the foregoing;

7. GOVERNING LAW. This Agreement and the legal relations among the Parties hereto shall be governed by and construed in accordance with the laws of the State of California and that the State or Federal Courts of California shall be the jurisdiction in which any legal proceedings relative to this Agreement shall be brought. The foregoing notwithstanding, the Seller agrees to the arbitration of any disputes relative to this Agreement through the services of a bona fide independent arbitration service within the United States, at the election of the Purchaser, in Purchaser's sole and absolute discretion. Upon Purchaser's written request, arbitration shall be conducted by a panel of three, in accordance with the commercial rules then in existence with the American Arbitration Association, with hearings to take place in Santa Clara County, California and the laws of the State of California shall apply. Any judgment or award rendered by arbitration may be entered in any court having jurisdiction. The parties acknowledge that, in addition to any and all damages deemed fair by the arbitrators, the award may be expanded to include, but not be limited to, any and all court or arbitration costs, reasonable attorney fees and any other costs or charges reasonably necessary to the adjudication of the controversy. Nothing contained herein shall deprive any party of the right to obtain injunctive or other equitable relief. Remedy at law for any breach or threatened breach of this Agreement being inadequate, any party hereto is entitled to enforce the specific performance of this Agreement and to seek both temporary or permanent injunctive relief without the necessity of providing actual damages outside of the terms of this Agreement. The parties agree that a facsimile transmission of this signed agreement shall be legal and binding.

8. NOTICES. All notices hereunder shall be in writing and be delivered or mailed, certified mail with return receipt requested, to the following addresses, or by telegram sent to the following addresses with written confirmation thereafter forwarded:

To the Seller: Attention: Harry Masuda HyperBaric Systems 1127 Harker Avenue Palo Alto, CA 94301 Phone: 650-323-0943 Fax:

To the Purchaser: Larry McCleary, M.D. xxxxxxxxxxxxx South Golden, CO 80401 Phone: xxxxxxxxxxxx Fax: xxxxxxxxxxxxxx

9.      MISCELLANEOUS.

        a. Entire Agreement. This Agreement, including the other documents referred to herein, embodies the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter.

b. Amendment. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement or modification is sought.

c. Legal Representation. The Seller and Purchaser agree that they have had adequate opportunity to consult with their own legal counsel concerning this Agreement and the transactions contemplated thereunder.

d. Construction. The Seller and Purchaser hereto and their respective legal counsel participated in the preparation of this Agreement; therefore, this Agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning thereof.

e. Accuracy of Representations. The representations and warranties made by each party in this Agreement were true when made and shall be true at the closing (except for changes therein permitted by this Agreement), and such party shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by such party prior to or at the closing.

f. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. It is expressly agreed that the Agreement may be executed with facsimile signatures which shall be deemed originals.

EXECUTED BY THE PARTIES HERETO AS OF THE DATE FIRST APPEARING ABOVE.

SELLER:  HYPERBARIC SYSTEMS                 PURCHASER:

By: ----------------                        ------------------
   Harry Masuda,
   its President and CEO                    Larry McCleary,M.D.